Exhibit 15.1

StreamNetTV Announced SW Financial as Managing Broker-Dealer for its $18,000,000 REG A+ Offering at $5.00 per share

Thursday, March 21, 2019 8:00 AM

StreamNetTV recently filed an application to list on NASDAQ under its reserved trading symbol SNTV

LAS VEGAS, NV / ACCESSWIRE / March 21, 2019 / StreamNet, Inc. announced that SW Financial, LLC will be acting as the Managing Broker-Dealer for its offering. CEO Darryl Payne said, “We are very excited and truly appreciate the opportunity to work with SW Financial. This will allow our great staff to focus on day-to-day operations at this critical time when we are working around the clock to launch the streaming platform. The goal is to premiere StreamNetTV’s streaming platform by mid-2019. Various appointments within our organization and acquisitions pertaining to content partners will be accomplished on a weekly basis.”

StreamNetTV would like to compete with Amazon Prime Video, Apple’s Streaming Service, Hulu, Netflix, YouTube TV and others on the SVOD (Streaming Video On Demand) market. In addition, the company intends to offer more live TV channels than its competitors at more affordable subscription prices. Testing of live channels streaming is expected to start very soon. After the testing is completed, the premiere roll out launch of various channels will commence. Also, access to Pay Per View Live Concert Events will be the first of its kind. StreamNetTV’s custom apps will be available on many devices.

Introductory monthly Streaming Packages may start out at $9.99 to $19.99 per subscriber. Premium Packages will be available at higher prices. All subscriptions come with a 7 DAY FREE TRIAL. The company’s expectation is that over time, it will be able to secure millions of domestic and international monthly subscribers.

Darryl Payne, StreamNetTV’s CEO has a career spanning over 42 years as a music producer and label owner. He has accumulated an extensive library of more than 40,000 masters and television shows featuring the world’s biggest entertainers. Mr. Payne’s produced concerts are recognized around the globe. His catalogs are used by music companies and television networks that reach into millions of homes.

About StreamNet, Inc.

StreamNet, Inc., is a Nevada-based music and entertainment technology company, whose primary business is the providing of streaming entertainment content. The Company is seeking to create a digital broadcasting entertainment company. The company’s business plan is to acquire ownership rights to: Music Audio Rights, Movie and Film Libraries, Radio Stations, TV Show Rights and Rights to Major Recording Artists, TV Stations, Representation of Celebrities Estates, New Releases of Urban & Dance Music Artists, and more for the purposes of Internet Broadcast for user fees.

About SW Financial, LLC

SW Financial, LLC is a New York-based FINRA and SEC registered independent brokerage and investment bank that offers an array of investment products and services to private clients, small businesses, institutions and corporations.

What is Regulation A+?

Reg A+ of Title IV of the JOBS Act is a type of offering which allows private companies to raise up to $50 Million from the public. Like an IPO, Reg A+ allows companies to offer shares to the public and not just accredited investors.

SEC Qualification:

https://www.sec.gov/Archives/edgar/data/1681343/999999999417000105/xslQUALIFX01/primary_doc.xml

Safe Harbor Statement:

This press release contains forward-looking statements, including expected industry patterns and other financial and business results that involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Actual results may differ materially from those contained in the forward-looking statements in this press release. Since this information may contain statements that involve risk and uncertainties and are subject to change at any time, the company’s actual results may differ materially from expected results.

Investors Fact Sheets:

Please see Exhibit 15.2.

CONTACT:

Phone: 702 721 9915
Country: United States
Website: http://www.StreamNet.TV
CEO - Darryl Payne
www.DarrylPayneProducer.com
Company Name: StreamNet, Inc.
Email: [email protected]

SOURCE: StreamNet, Inc.